Acknowledgement and Acceptance of Special Servicer

September 1, 2021

BY EMAIL

Wilmington Trust, National Association, as Trustee 1100 North Market Street Wilmington, Delaware 19890 Attention: CMBS Trustee GS 2015-590M Email: CMBSTrustee@wilmingtontrust.com

Wells Fargo Bank, National Association, as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045 1951

Attention: Corporate Trust Services (CMBS)

GS 2015-590M

E Mail: cts.cmbs.bond.admin@wellsfargo.com;

trustadministrationgroup@wellsfargo.com

RE:	Acknowledgment and Acceptance of Special Servicer;

GS Mortgage Securities Corporation Trust 2015-590M, Commercial Mortgage Pass-Through Certificates, Series 2015-590M

Ladies and Gentlemen:

Reference is made to (i) the Trust and Servicing Agreement (the “TSA”) dated as of November 10, 2015, by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, KeyBank National Association (“KeyBank”), as successor to AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, and Wilmington Trust, National Association, as Trustee, relating to the GS Mortgage Securities Corporation Trust 2015-590M, Commercial Mortgage Pass-Through Certificates, Series 2015-590M and (ii) the Co-Lender Agreement (the “Co-Lender Agreement”) dated as of September 23, 2015, by and among the holders of the respective promissory notes evidencing the loan secured by real and personal property commonly known as 590 Madison Avenue.  Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the TSA and the Co-Lender Agreement, as applicable.

Pursuant to Sections 6.4(a) and 6.4(c) of the TSA, the undersigned hereby agrees with all the other parties to the TSA that the undersigned shall serve as Special Servicer under, and as defined in, the TSA. The effective date (the “Effective Date”) of the appointment of the undersigned as Special Servicer shall be the date hereof. The undersigned hereby assumes and agrees to perform punctually, as of the Effective Date, all of the responsibilities, duties and liabilities and the observance of each covenant and condition of the Special Servicer under the TSA and the Co-Lender Agreement that arise on and after the Effective Date. The undersigned hereby makes, as of the date hereof, the representations and warranties applicable to the Special Servicer set forth in Section 2.5 of the TSA mutatis mutandis with all references to “Agreement” in Section 2.5 of the TSA to include this Acknowledgement and Acceptance of Special Servicer in addition to the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: Torchlight Loan Services, LLC is a duly formed limited liability company, validly existing in active status under the laws of the State of Delaware.

18757276v.1

Acknowledgement and Acceptance of Special Servicer

Torchlight Loan Services, LLC’s address for notices pursuant to Section 10.4 of the TSA is as follows:

Torchlight Loan Services, LLC

280 Park Avenue, 11th Floor

New York, New York 10017

Attention: William A. Clarkson – GSMS 2015-590M

E-mail: wclarkson@torchlightinvestors.com

Sincerely,

TORCHLIGHT LOAN SERVICES, LLC

By: /s/ William A. Clarkson

Name: William A. Clarkson

Title:   Authorized Signatory

By: /s/ Gianluca Montalti

Name: Gianluca Montalti

Title:   Authorized Signatory

18757276v.1